EXHIBIT 20

                                                      FOR IMMEDIATE RELEASE
                                                      October 15, 1996

ZURN MECHANICAL POWER TRANSMISSION TO BE
ACQUIRED BY CONSTELLATION CAPITAL PARTNERS

Erie, PA...Zurn Industries, Inc. (NYSE: ZRN) and Constellation Capital Partners LLC announced today that the two companies have agreed to terms under which Zurn's Mechanical Power Transmission Group will be purchased by Constellation Capital Partners. Headquartered in Erie, Pennsylvania with operations in LaGrange, Illinois and Woodbridge, New Jersey, Mechanical Power Transmission is a leading manufacturer of clutches, couplings and universal joints used in industrial applications.

Announcing the agreement, Zurn Chairman Robert R. Womack said, "This agreement is beneficial to the Mechanical Power Transmission business and its employees, to the community, and to our shareholders. Mechanical Power Transmission is a good business, run by good people and the new ownership will enhance their prospects for growth. In addition, we are pleased that the business will continue to be based in its present facilities. Looking to the future, we welcome the opportunities this transaction will provide for Zurn management to invest in the growth of Zurn's water control businesses and to deliver increased value to our shareholders."

Philip Knisely, President of Constellation Capital, commented, "Mechanical Power Transmission (MPT) represents an excellent platform for growth both internally and through complementary additional acquisitions. We look forward to working with Dick Liebson, President of Mechanical Power Transmission, and all of our associates at MPT to further develop their continuous improvement program focussed on customer service, quality and cost."

The two companies did not disclose specific terms of the agreement, but indicated that the sale is expected to be completed by the end of November.

Zurn Industries, Inc. is an industry leader in manufacturing and marketing plumbing products and in providing water resource construction services and fire protection systems.

                                    * * * * * *

Contact: Steve Adams
ZURN INDUSTRIES, INC.
Erie, PA 814/452-2111

Contact: John Young
CONSTELLATION CAPITAL PARTNERS LLC
Richmond, VA 804/560-4074
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